EXHIBIT 99.1

Lightwave Logic, Inc. Secures $25MM Common Stock Purchase Agreement with Longstanding Investor Lincoln Park Capital Fund, LLC.

ENGLEWOOD, CO -- (GlobeNewswire – January 22, 2019) - Lightwave Logic, Inc. (OTCQB: LWLG),  a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high-speed fiber-optic data communications and telecommunications today announced that it has secured a new $25 million purchase agreement (“Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago based institutional investor.

Under the agreement and at Lightwave Logic’s sole discretion, LPC has committed to invest up to $25 million in Lightwave Logic’s common stock over a 36-month period.

"We are extremely pleased to enter into this new agreement with our longstanding investor, LPC, to provide a continuing source of capital which we can access at our discretion. The flexibility of the new agreement allows us to raise up to $25 million, putting the Company in a stronger position financially”, stated Jim Marcelli, President and COO of Lightwave.

“The new agreement will assist the company as we continue development and commercialization of our fiber optic products aimed at high-performance and high-growth markets driven by 5G and edge data centers” said Lightwave CEO Michael Lebby.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

About Lincoln Park Capital

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology.  LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.LincolnParkCapital.com.

For more information about Lightwave Logic, please visit the Company’s website at following URL: http://www.lightwavelogic.com

Powered by Lightwave Logic

Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Karen Liu

Lightwave Logic

720-356-4497

karen@lightwavelogic.com